Exhibit 10.2

FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) between Ocuphire Pharma, Inc., a Delaware corporation (the “Company”), and Ronil Patel (the “Executive”) is entered into and made effective as of December 1, 2023 (the “Amendment Date”).

Recitals

Whereas, on April 24, 2023, the Company and the Executive entered into an Amended and Restated Employment Agreement (the “A&R Employment Agreement”); and

Whereas, the Company and the Executive now wish to amend the A&R Employment Agreement as provided herein to be effective as of the Amendment Date.

Agreement

Now, Therefore, in consideration of the foregoing and the terms and conditions set forth below, the Company and the Executive hereby agree as follows:

1.          Amendment to Section 2(a)(i). As of the Amendment Date, Section 2(a)(i) of the A&R Employment Agreement is hereby deleted in its entirety and amended to read as follows:

“During the Employment Period, the Executive shall serve as the Chief Business Officer of the Company, and shall have such duties and responsibilities as are assigned to the Executive by the Board consistent with the Executive’s position as the Chief Business Officer of the Company.  The Executive shall report to the Company’s CEO.”

2.          Addition to Section 2(b)(i).  As of the Amendment Date, the following  additional sentences are hereby added to the end of Section 2(b)(i) of the A&R Employment Agreement to read as follows:

“Effective as of December 1, 2023, the Annual Base Salary for the Executive shall be increased to $350,000.  Upon the occurrence of a Triggering Event (as defined below) that occurs during the Employment Period, the Annual Base Salary for the Executive shall increase to $400,000.  For the purposes of this Agreement, a “Triggering Event” means the first to occur of the following events: (A) the receipt by the Company of a bona fide term sheet from an un-Affiliated third party that contemplates a strategic transaction involving the Company or one of the Company’s drug candidates that would result in the Company receiving at least $1,000,000 in gross proceeds upon the closing of such transactions; (B) the date on which the Company files a periodic report with the United States Securities and Exchange Commission that discloses in the financial statements contained in such report that the Company had unrestricted cash balance of at least $100,000,000 as of the period ended to which such report relates; and (C) the Company or the Company’s contract manufacturer successfully completes the first batch of drug product for the Company’s drug candidate known as APX3330 to be used in the Company’s planned Phase 3 clinical trial for APX3330.”

3.          Amendment to Section 2(b)(ii).  As of the Amendment Date, the first sentence of Section 2(b)(ii) of the A&R Employment Agreement is hereby deleted in its entirety and amended to read as follows:

“In addition to the Annual Base Salary, for each fiscal year ending during the Employment Period, the Executive shall be eligible for an annual cash bonus (the “Annual Bonus”), as determined by the Compensation Committee or the Board (in their sole and absolute discretion) based on the Company and the Executive achieving performance goals and objectives for such calendar year as reasonably determined by the Compensation Committee, which value shall be up to forty-five percent (45%) of the Annual Base Salary actually paid to the Executive in such fiscal year and as determined in accordance with the policies and practices generally applicable to other senior executive officers of the Company. Each such Annual Bonus awarded to the Executive shall be paid sometime during the first seventy-five (75) days of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect, in compliance with Treasury Regulation 1.409A-2(a), to defer the receipt of such Annual Bonus. For the avoidance of doubt, any Annual Bonus earned by the Executive prior to the Amendment Date shall have a value up to forty percent (40%) of the Annual Base Salary actually paid to the Executive during such period prior to the Amendment Date in the calendar year of 2023.”

4.          Amendment to Section 2(b).  As of the Amendment Date, a new Section 2(b)(vii) and Section 2(b)(viii) are added to the A&R Employment Agreement, to read as follows:

“(vii)          Equity Award.  Subject to the terms and conditions of the Company’s 2020 Equity Plan, as amended from time to time (the “2020 Plan”) and the form of Stock Option Grant Notice and award agreement issued thereunder, promptly following the Amendment Date and approval by the Board (or the Compensation Committee), the Company will issue the Executive an Incentive Stock Option (as defined in the 2020 Plan) to purchase 74,538 shares of the Company’s common stock (the “Stock Option Award”) and an RSU Award (as defined in the 2020 Plan) for 49,692 shares of the Company’s common stock (the “RSU Award” and together with the Stock Option Award, the “Equity Award(s)”).  The Equity Awards shall include the following additional terms: (A) the exercise price per share for the Stock Option Award shall be equal to the Fair Market Value (as defined in the 2020 Plan) of a share of the Company’s common stock on the date of grant of the Stock Option Award; (B) subject to the Executive’s continued employment with the Company and the terms and conditions of the 2020 Plan, the Stock Option Award and the RSU Award shall each vest as follows, 25% of the Stock Option Award and the RSU Award, as applicable, shall vest on the six (6) month anniversary of the Amendment Date and the remainder of the Stock Option Award or RSU Award, as applicable, shall vest in equal installments every six (6) months thereafter over the two (2) years following the Amendment Date, subject to the Executive’s Continuous Service (as defined in the 2020 Plan) with the Company or an Affiliate through such vesting dates; and (C) in the event that during the Employment Period the Company consummates a Change in Control and the Equity Awards are not assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in such Change in Control in the manner contemplated by Section 9(c)(i) and (ii) of the 2020 Plan, then 100% of the unvested portion of each Equity Award shall fully vest and become exercisable immediately prior to the effectiveness of such Change in Control, subject to the Executive’s continued employment with the Company as of each such date and as further provided in the terms and conditions of this Agreement, the applicable Equity Award and the 2020 Plan.

(viii)      Clawback Rights.   All compensation paid or awarded to the Executive by the Company is subject to the terms and conditions of the Company’s Compensation Recovery Policy, as may be amended from time to time, a copy of which has been provided to the Executive.”

5.         Amendment to Section 3(f)(xii).  As of the Amendment Date, Section 3(f)(xii) of the A&R Employment Agreement is hereby deleted in its entirety and amended to read as follows:

“(xii)          “Severance Amount” means an amount equal to 0.75 times the sum of (A) the Annual Base Salary as in effect as of the Termination Date less the Non-Compete Amount (if applicable) and (B) an amount equal to a prorated portion of the Executive’s cash bonus for the year in which the Termination Date occurs, with such prorated amount determined by multiplying the greater of (i) the Executive’s target bonus for the year in which the Termination Date occurs and (ii) the average Annual Bonus paid to or for the benefit of the Executive for the prior two (2) full years (or any shorter period during which the Executive has been employed by the Company) by a fraction, the numerator of which is the number of full months during such year in which the Executive was employed and the denominator of which is twelve (12).”

6.        Amendment to Section 3(f)(xvi)(B)&(C).  As of the Amendment Date, Section 3(f)(xvi)(B)&(C) of the A&R Employment Agreement is hereby deleted in its entirety and amended to read as follows:

“(B) the removal of the Executive by the Company from the position of the Chief Business Officer of the Company; (C) a material reduction in the Executive’s duties and responsibilities as in effect immediately prior to such reduction (although a change in the specific operational functions as the Chief Business Officer of the Company would not be considered as removal);”

7.           Confirmation of Change.  By the Executive’s execution of this Amendment, the Executive hereby confirms to the Company that neither the change of the Executive’s title nor the change in the Executive’s responsibilities constitutes Good Reason.

8.         Construction.  Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the A&R Employment Agreement.  The terms of this Amendment amend and modify the A&R Employment Agreement as if fully set forth in the A&R Employment Agreement.  If there is any conflict between the terms, conditions and obligations of this Amendment and the A&R Employment Agreement, this Amendment’s terms, conditions and obligations shall control.  All other provisions of the A&R Employment Agreement not specifically modified by this Amendment are preserved.  This Amendment may be executed in counterparts (including via facsimile or .pdf), each of which shall be deemed an original, and all of which together shall constitute one and the same document.

Signatures on the Following Page

In Witness Whereof, the parties have executed this Amendment as of the date first written above.
THE EXECUTIVE:	THE COMPANY:

Ocuphire Pharma, Inc.

By:	/s/ Dr. George Magrath
/s/ Ronil Patel	Name:	Dr. George Magrath
Ronil Patel	Title:	Chief Executive Officer

Signature Page to
First Amendment to Amended and Restated Employment Agreement